                    [Orrick, Herrington & Sutcliffe LLP Letterhead]

                                                           Michael J. McElroy
                                                           (202) 339-8491
                                                           mmcelroy@orrick.com

March 10, 2006

Ms. Susan Block, Esquire, Attorney-Advisor
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:   Wachovia Mortgage Loan Trust, LLC
      Registration Statement on Form S-3
      File No. 333-130771
      Response to SEC Comment Letter dated January 27, 2006

Dear Ms. Block:

      On behalf of Wachovia Mortgage Loan Trust, LLC ("WMLT"), this letter responds to your letter dated January 27, 2006 (the "Comment Letter"), providing comments on the
Registration Statement on Form S-3, file no. 333-130771 (the "Registration Statement")
submitted on December 30, 2005 by WMLT.

      For your convenience, each of your comments has been reproduced below, followed by WMLT's response.  All capitalized terms defined in the applicable prospectus supplement or the prospectus and used in the following responses without definition, have the meanings specified in the Registration Statement.

Registration Statement on Form S-3

General

Comment 1:    Please confirm that the depositor or any issuing entity previously established, directly or indirectly, by the depositor or any affiliate of the depositor has been current and timely with Exchange Act reporting during the last twelve months with respect to asset-backed securities involving the same asset class.  Please refer to General Instruction
              I.A.4. of Form S-3.  Also, please provide us with the CIK codes for any

Susan Block
Securities and Exchange Commission
March 10, 2006

              affiliate of the depositor that has offered a class of asset-backed securities involving the same asset class as this offering.

Response:     WMLT has one affiliate, Wachovia Asset Securitization Issuance, LLC
              ("WASI"), that has offered asset-backed securities involving the same asset class as WMLT.  The CIK code for WASI is 0001012278.

              We have discovered one failure by WMLT to file a monthly distribution date statement on a timely basis during the last twelve months, and are currently reviewing every filing of Exchange Act reports for WMLT and
              WASI during the last twelve months for timeliness and completeness.  We will seek a waiver of the eligibility requirement under General
              Instruction I.A.4. with the Office of Chief Counsel, Division of
              Corporate Finance, with respect to any late or incomplete filings, and will comply with any requirements prescribed by the staff in connection with such waiver.

Comment 2:    Please confirm that all material terms to be included in the finalized agreements will also be disclosed in the final Rule 424(b) prospectus, or that finalized agreements will be filed simultaneously with or prior to the final prospectus.  Refer to Item 1100(f) of Regulation AB.

Response:     We confirm that for each takedown all material terms to be included in the finalized agreements will also be disclosed in the related final Rule
              424(b) prospectus.

Comment 3:    Please note that a takedown off of a shelf that involves assets, structural features, credit enhancement or other features that were not described in the base prospectus will usually require either a new registration statement, if to include additional assets, or a post-effective amendment.  Refer to Rule 409 of the Securities Act, which requires that the registration statement be complete at the time of effectiveness, except for information that is not known or reasonably available.  Please confirm for us that the base prospectus includes all assets, credit enhancements or other structural features reasonably contemplated to be included in an actual takedown.

Response:     We note your comment and confirm that the base prospectus includes all assets, credit enhancements or other structural features reasonably contemplated to be included in an actual takedown.

Susan Block
Securities and Exchange Commission
March 10, 2006

Comment 4:    When available, please provide us with a copy of your updated pooling and servicing agreement, marked to show changes from the prior pooling and servicing agreement, including any changes made to comply with Regulation
              AB.

Response:     We have included a blackline for your review.

Prospectus Supplement - Certificates

General

Comment 5:    We note your diagrams on pages S-4 and S-10.  Consider providing another diagram, or expanding one of the existing diagrams, in the summary section or elsewhere to further illustrate the structure of the securities offered (including, for example, the flow of funds, or any subordinate features) and any other features in the transaction.  Refer to Item 1103(a) of Regulation AB.  In this regard, provide more of a breakdown of the flow of funds to the Class A Certificates.

Response:     We note your comment and have attempted to construct diagrams further illustrating the structure of the offered securities, and in particular depicting the flow of funds to the Class A Certificates, that would enhance investor understanding of the transaction.  However, creating an accurate diagram depicting the material features of the offered securities would require numerous footnotes explaining the formulas that govern the allocations to the securities.  The resulting diagram is more complicated, and therefore less useful to investors, than the narrative describing the transaction that is already in place.  We respectfully submit that diagrams of the type you have requested would not enhance investor understanding of the offered securities.

Cover Page

Comment 6:    Please revise the second sentence in the boxes here, in the prospectus supplement for notes, and in the base prospectus, to ensure that they accurately reflect the language under Item 1102(d) of Regulation AB.  In this regard, please clarify that the securities represent the obligation of the "issuing entity."

Response:     We have made the revisions as requested.

Susan Block
Securities and Exchange Commission
March 10, 2006

Summary, page S-3

Comment 7:    Please revise the introductory paragraph to remove the inference that you have not included all material aspects of the transaction in the summary.

Response:     We have made the revision as requested.

Comment 8:    Please disclose, in an appropriate section of the summary, the expected final and final scheduled maturity or principal distribution dates, if applicable, of each class of securities.  Refer to Item 1103(a)(3)(iii)
              or Regulation AB.

Response:     For the certificates described by this prospectus supplement, expected final and final scheduled maturity or principal distribution dates are not applicable.  On each distribution date, certificateholders are entitled to receive distributions of principal as described in "Summary -
              Principal Distributions" and "Description of the Certificates -
              Principal" in the prospectus supplement.

Comment 9:    If applicable, please identify, in an appropriate section of the summary, any events in the transaction agreements that can trigger liquidation or amortization of the asset pool or other performance triggers that would alter the transaction structure or flow of funds.  Refer to Item
              1103(a)(3)(vii) of Regulation AB.

Response:     For the certificates described by this prospectus supplement, there are no events that can trigger the liquidation or amortization of the asset pool, or other triggers that would alter the transaction structure or flow of funds.

Comment 10:   We note on pages 27 of the base prospectus that you can contemplate including a pre-funding period.  Please include bracketed language to disclose in the prospectus supplement the information required by Item
              1103(a)(5)(i), (ii), (iv), (v), and (vi) of Regulation AB.

Response:     We have added the disclosure as requested on page S-8 of the prospectus supplement.

Comment 11:   It appears from page S-31 that a revolving period is contemplated.  Please provide bracketed disclosure in the summary regarding the revolving period.  Refer to Item 1103(a)(5) of Regulation AB.  If you are

Susan Block
Securities and Exchange Commission
March 10, 2006

              contemplating a revolving period, disclosure regarding a revolving period should be added to the base prospectus.

Response:     For the certificates described by this prospectus supplement, a revolving period will not occur, and the language has been revised to remove the inference that a revolving period will occur.

              Also, note that disclosure regarding revolving periods is located on page
              34 in the base prospectus.

The Mortgage Pool, page S-28

Comment 12:   Please expand your disclosure to present historical delinquency and loss information pursuant to Item 1100(b) of Regulation AB.

Response:     We have added the disclosure as requested on pages S-30 and S-31 of the prospectus supplement.

Underwriting Standards, page S-31

Comment 13:   Please delete the disclaimer as to accuracy and/or completeness of information.

Response:     We have made the revision as requested.

Annex I, page I-1

Comment 14:   We suggest explicitly incorporating all Annexes into the text of the prospectus to remove any misunderstanding that they are not part of the prospectus supplement.

Response:     We have made the revision as requested.

Susan Block
Securities and Exchange Commission
March 10, 2006

Prospectus Supplement - Notes

General

Comment 15:   We encourage you, in an appropriate place, to provide a graphic illustration(s) of the flow of funds, payment priorities and allocations, including any subordination features, to assist investors understanding of the payment flow on all classes of issued notes.  Refer to Item
              1103(a)(3)(vi) of Regulation AB.

Response:     Similar to our response to your Comment 5, here we also respectfully submit that diagrams of the type you have requested would not enhance investor understanding of the offered securities.  Given the complexity of the cash flows for this transaction, and the mathematical formulas for determining the cash flows, we feel that diagrams like those you request are more complicated, and therefore less useful to investors, than the narrative describing the transaction that is already in place.

Comment 16:   It appears to us that the guaranty by the enhancer may need to be registered.  Refer to footnote 329 in the Regulation AB Adopting Release
              (Release No. 33-8518).  Please register the guaranty or advise.

Response:     The guaranty will be an insurance policy under Section 3(a)(8) of the
              Securities Act, and therefore will be an exempt security, or will otherwise qualify for exemption from the registration requirements of the
              1933 Act (for example, as an exempt security under Section 3(a)(2) of the
              Securities Act).

Comment 17:   Please include a table itemizing all fees and expenses to be paid or payable out of the cash flows from the pools assets.  Refer to Item
              1113(c) of Regulation AB.

Response:     We have added the table as requested on page S-63 of the prospectus supplement.

Summary, page S-1

Offered Notes, pages S-4

Comment 18:   Please clarify here what "WAC" stands for.

Susan Block
Securities and Exchange Commission
March 10, 2006

Response:     "WAC" stands for weighted average coupon, and we have revised the disclosure to clarify the meaning of that acronym on page S-4 of the prospectus supplement.

Auction Rate, page S-10

Comment 19:   Please confirm that the auction administrator would be totally independent of the depositor or Wachovia Securities.

Response:     The auction administrator (or auction agent, as it is called in the prospectus supplement) may not be independent of the depositor or
              Wachovia Capital Markets, LLC in each transaction.  If the auction agent is an affiliate of the depositor or Wachovia Capital Markets, LLC for any offering of registered securities, we acknowledge the depositor's duty to provide an updated prospectus to potential purchasers in mandatory auctions, consistent with Commission policy as set forth in footnote 193 on page 1532 of the Adopting Release.

Comment 20:   Please tell us what disclosure would be provided to potential purchasers in the mandatory auction.

Response:     As set forth in the response to your comment 19 above, if the auction agent is an affiliate of the depositor or Wachovia Capital Markets, LLC, an updated prospectus will be provided to potential purchasers in the mandatory auction.

              If the auction agent is independent of the depositor and Wachovia Capital
              Markets, LLC, subsequent resales of securities in connection with an auction should be viewed no differently than resales by non-affiliated purchasers after completion of a registered primary offering of securities, and therefore such resales can be effected without the delivery of a prospectus.(1)  In this instance, neither the depositor nor
              Wachovia Capital Markets, LLC would deliver an updated prospectus or any other disclosure to potential purchasers, though periodic reports relating to the securities may be available to potential purchasers

-----------------------
(1)In comparable remarketing scenarios, the staff has concluded that delivery of a prospectus is not required.  For example, in Exxon Capital Holdings Corporation
("Exxon"), SEC No-Action Letter (May 13, 1988), the staff agreed that so long as (i)
owners of the securities at issue and the related remarketing agents were not affiliates of Exxon and (ii) the securities were acquired in the ordinary course of the purchasers' business and such purchasers had no arrangement with any person to participate in the distribution of the preferred stock, Exxon could engage broker-dealers to remarket the securities, and any resales under such arrangement could be effected without compliance with the prospectus delivery provisions of the
Securities Act.

Susan Block
Securities and Exchange Commission
March 10, 2006

              (provided that the filing of such reports has not been suspended pursuant to Section 15(d) of the Exchange Act).

Revolving Periods, Managed Amortization Periods and Rapid Amortization Periods, page
S-16

Comment 21:   Please disclose the maximum amount of additional assets that may be acquired during the revolving period.  Refer to Item 1111(g)(3) of
              Regulation AB.

Response:     Disclosure required pursuant to Item 1111(g)(3) need only be provided if it is applicable, and the maximum amount of additional assets that may be acquired during the revolving period is not applicable to this transaction.  For this transaction, the amount of additional assets that may be acquired during the revolving period is dependent on the principal payments obligors make on the home equity revolving credit line loans that are in the asset pool.  The greater the amount of principal payments, the more likely it is that a larger amount of additional assets will be purchased, either in the form of additional balances from loans already included in the asset pool, or subsequent loans.  Since we cannot predict the amount of the obligors' principal payments, we cannot predict the amount of additional assets that will be acquired, or the maximum amount that may be acquired.

Comment 22:   Please disclose the percentage of the asset pool and any class or series of the asset-backed securities represented by the revolving account.
              Refer to Item 1111(g)(4) of Regulation AB.

Response:     Similar to our response to Comment 23, disclosure required pursuant to
              Item 1111(g)(4) need only be provided if it is applicable, and the percentage of the asset pool and any class of the securities represented by the revolving account is not applicable to this transaction.  As of the date that the prospectus is finalized, principal payments by obligors following the Cut-off Date will be unknown, and hence the amount of funds on deposit (or to be deposited) to the revolving account will be unknown.

Comment 23:   Please disclose that the revolving period will not be more than three years from the date of issuance.  Refer to Item 1101(c)(3)(ii) of
              Regulation AB.

Susan Block
Securities and Exchange Commission
March 10, 2006

Response:     We note that your comment appears to refer to Item 1101(c)(3)(iii), not
              Item 1101(c)(3)(ii), and will respond assuming that was your intent.

              Item 1101(c)(3)(iii), by its terms, is only applicable to securities backed by receivables that do not arise under revolving accounts.  The securities in this transaction are backed by receivables that arise under home equity revolving credit lines.  Therefore, we believe the three-year limit on the length of the revolving period is inapplicable to this transaction.

Credit Enhancement

Comment 24:   Please briefly summarize how losses not covered by credit enhancement or support will be allocated to the securities or classes of securities.
              Refer to Item 1103(a)(3)(ix) of Regulation AB.

Response:     We have added the disclosure as requested on pages S-17 and S-18 of the prospectus supplement.

The Enhancer, page S-66

Comment 25:   Please delete the disclaimer as to accuracy and/or completeness of information.  Similarly delete the language in the first paragraph on page S-92.  Delete similar language throughout the document.

Response:     We have made the revisions as requested.

Base Prospectus

General

Comment 26:   We note that each trust may own a pool or "pools" of mortgage loans.
              Please tell us what you mean by "pools" and explain to us why it would not be considered a series trust structure.

Response:     By "pools" we mean subpools of one "ultimate" asset pool that provides collateral for a series of securities, consistent with the description of asset-backed securities on page 1516 of the Adopting Release.  We will not create series trust structures, whereby a trust would own multiple asset pools, each supporting separate, unrelated transactions.  Rather, the pools or subpools would support particular classes of securities

Susan Block
Securities and Exchange Commission
March 10, 2006

              within a single transaction, and in some instances the pools or subpools would provide cross-cashflow support or collateralization to other classes within the same transaction.

Summary of Prospectus, page 7

Assets of the Trust, page 9

Comment 27:   Please revise to specify what you mean by your reference to "certain other property" in the fourth bullet point.  Please note that a takedown off of a shelf that involves assets that were not described in the base prospectus will usually require a new registration statement.

Response:     We have deleted the reference to "certain other property" and added further disclosure regarding the types of assets that a trust may own.

Risk Factors, page 12

Increased Risk of Loss if Assets are Delinquent, page 17

Comment 28:   Please reconcile your disclosure here, that some assets may be delinquent
              "upon the issuance" of the related securities, and your disclosure on page S-29 of the prospectus supplement for certificates and page S-37 of the prospectus supplement for notes, wherein you provide that no mortgage loan was more than 30 days delinquent as of the cut-off date.  If applicable, please include bracketed disclosure in an appropriate section the delinquency information for the asset pool per Item 1111(c) of
              Regulation AB.  Confirm that delinquent assets will not constitute 20% or more, as measured by dollar volume, of the asset pool as of the measurement date.  Refer to Form S-3, General Instruction I.B.5.

Response:     We have made the revisions as requested on pages S-30 and S-31 of the prospectus supplement for certificates and pages S-38 and S-39 of the prospectus supplement for notes. We also confirm that, with respect to any asset pool, delinquent assets will not constitute 20% or more, as measured by dollar volume, of such asset pool as of the applicable measurement date.

Description of the Trusts, page 20

Susan Block
Securities and Exchange Commission
March 10, 2006

Assets, page 20

Comment 29:   We note from page 22 that the assets of a trust may consist of securities representing beneficial ownership interests in, or indebtedness of, another trust that contains assets.  Please expand your disclosure to discuss the type of securities that may be trust assets.  Please revise to disclose how you intend to meet your registration, disclosure and prospectus delivery obligations under Rule 190, if applicable.

Response:     Per your comment, we have expanded the disclosure to discuss the type of securities that may be trust assets.  We have also added disclosure on page 130 of the base prospectus to reflect that for any offering of asset-backed securities by the registrant where the asset pool includes securities (the "underlying securities") of another issuer (determined in accordance with Rule 191 under the Securities Act), unless the underlying securities are themselves exempt from registration under Section 3 of the
              Securities Act, the offering of the relevant underlying securities themselves will be registered as a primary offering of such securities in accordance with Rule 190(b) under the Securities Act unless all of the provisions of Rule 190(a) are satisfied.

Mortgage Loan Information in Prospectus Supplements, page 23

Comment 30:   We note the disclosure that for adjustable rate mortgage loans, that the index will be described in the supplement.  Please revise to provide a list of the different indices that may be used in an appropriate place in the base prospectus.  Please note that only indices permitted under the definition of an asset-backed security are indices similar to those involved in an interest rate swap or a currency swap.  Refer to Section
              III.A.2. of the Adopting Release for Regulation AB (Release Nos. 33-8518;
              34-50905).

Response:     We have added the list as requested on pages 22 and 23 of the base prospectus.  However, and though the indices disclosed are similar to those involved in an interest rate swap or a currency swap, we respectfully submit that the limitations on permitted indices described in Section III.A.2. of the Adopting Release apply only to securities, and do not apply underlying assets.  By complying with your requested revision, we do not concede that your interpretation of the definition of asset-backed securities is, in this instance, correct.

Susan Block
Securities and Exchange Commission
March 10, 2006

Pre-funding Account, page 27

Comment 31:   Please disclose that the duration of the pre-funding period will not extend for more than one year.  Refer to Item 1101(c)(3)(ii) of
              Regulation AB.

Response:     We have made the revision as requested.

Description of the Securities, page 35

Distributions of Interest on the Securities, page 42

Comment 32:   Please disclose in the base prospectus all indices that may be used to determine interest payments.  Please note that the only indices permitted under the definition of an asset-backed security are indices similar to those involved in an interest rate swap or a currency swap.  Refer to
              Section III.A.2 of the Adopting Release for Regulation AB (Release Nos.
              33-8518; 34-50905).

Response:     We have made the revision as requested.

Put Agreements, page 47

Comment 33:   Please tell us in more detail how the put option will work and provide your legal analysis of this under Rule 3a-7 of the Investment Company Act.

Response:     Description of the Put Option:  Pursuant to the put option, upon the occurrence of certain specified events (e.g., the adjustment of the interest rate), the related securities will be subject to optional tender and remarketing, and may be subject to mandatory tender under certain circumstances (e.g., termination of the put option).  Put options can take many specific forms, but one common formulation requires that, on any interest rate reset date, if any securities that have been tendered for purchase have not been remarketed at par or another predetermined amount, the provider of the put option (the "put counterparty") will be obligated to purchase the tendered notes at par or such predetermined amount.  The put counterparty's obligations to purchase the tendered securities are in some circumstances limited to a maximum guaranteed amount.

              Legal Analysis under the Investment Company Act:  Initially we note that
              WMLT has historically relied on, and intends to continue to rely on, the exemption from registration and regulation under the Investment Company

Susan Block
Securities and Exchange Commission
March 10, 2006

              Act available under Section 3(c)(5)(C) thereunder.  However, we assume that your comment pertains to the issue of whether the presence of a put option would cause the security to be a "redeemable security" under the
              Investment Company Act, and it is a condition under Section 3(c)(5)(C)
              that the issuer does not engage in the business of issuing "redeemable securities." (2)

              We do not believe the put option described in the base prospectus would cause the securities to be "redeemable securities."  Section 2(a)(32) of the Investment Company Act defines "redeemable security" as:

                    "any security, other than short-term paper, under the terms of which the holder, upon its presentation to the issuer or to a person designated by the issuer, is entitled (whether absolutely or only out of surplus) to receive approximately his proportionate share of the issuer's current net assets, or the cash equivalent thereof" (emphasis added).

              Securities subject to a put option will not be "redeemable" within the meaning of Section 2(a)(32) because they will not be tendered to the issuer or to a person designated by the issuer as acting on its behalf.
              Rather, they will be tendered to put counterparty or to the highest bidder in the auction, which in each case will be a third party that is unaffiliated with the issuer. We also note that securities purchased by such third-party purchaser will remain outstanding after the purchase and payments will continue to be made on them by the issuer. Moreover, no payments will be made by the third-party purchaser to the issuer, and no payments (other than distributions on the purchased securities) will be made by the issuer to the third-party purchaser. Our analysis is consistent with prior staff guidance. In Donaldson, Lufkin & Jenrette
              Sec. Corp., SEC No-Action Letter (Sept. 23, 1994), the staff agreed that certificates that may be tendered at periodic intervals to a bank were not "redeemable securities" within the meaning of Section 2(a)(32), because the certificates could not be tendered to the issuer, but only to the bank, which was not a person designated by the issuer. In Shearson
              Lehman/American Express Inc. (March 20, 1985), the staff similarly agreed that certificates subject to a liquidity put were not "redeemable securities" within the meaning of Section 2(a)(32), where the liquidity

-----------------------
(2) Section 3(c)(5)(C) of the 1940 also requires that (i) an issuer not be engaged in the business of issuing "face-amount certificates of the installment type" or
"periodic payment plan certificates," and (ii) that the issuer be primarily engaged in the business of "purchasing or otherwise acquiring mortgages and other liens on and interests in real estate."  We confirm that WMLT is not, and will not be, engaged in the business of issuing such certificates, and that it is, and will be, primarily engaged purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

Susan Block
Securities and Exchange Commission
March 10, 2006

              put was not exercisable against the issuer or a person designated by the issuer, but only against the financial institution that established the issuer.

Description of Credit Support, page 73

General, page 73

Comment 34:   Please revise to specify what you mean by your reference to another method of credit support described in the related prospectus supplement.  The base prospectus should specifically describe each form of credit enhancement that is reasonably contemplated to be used in an actual takedown.  Please delete any language that indicates additional credit enhancements may be added in prospectus supplements.

Response:     We have made the revision as requested.

Signatures

Comment 35:   Please revise the signature page for the depositor.  The registration statement should be signed by the depositor's chief executive officer, principal financial officer and controller or principal accounting officer, and by at least a majority of the depositor's board of directors or persons performing similar functions.  Refer to General Instruction
              V.B. of Form S-3.

Response:     We believe that the signature page of the Registration Statement complies with the requirements of Form S-3.  Instruction 1 to the "Signatures"
              section of Form S-3 states that:

                    "The registration statement shall be signed by the registrant, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer, and by at least a majority of the board of directors or persons performing similar functions" (emphasis added).

              For WMLT, its president performs the function of principal executive officer, its treasurer performs the function of principal financial officer, and its controller performs the function of controller or principal accounting officer.  Each of these officers has signed the
              Registration Statement.  Additionally, all of the members of WMLT's board of directors have signed the Registration Statement.

Susan Block
Securities and Exchange Commission
March 10, 2006

      Should you have any questions about this letter, please do not hesitate to contact me at (202) 339-8491.

                                    Respectfully submitted,

                                    /s/ Michael J. McElroy

                                    Michael J. McElroy

Attachments

cc:   John Stickel, Staff Attorney, Division of Corporation Finance
      Katherine Crost, Orrick, Herrington & Sutcliffe LLP
      Robert J. Perret, Wachovia Capital Markets, LLC
      David K. Tinkler, Wachovia Corporation